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LEASE AGREEMENT

THIS AGREEMENT OF LEASE made and entered into on this the __ day of 7-17- , 2006 by and between SMITH & CHEYNNE PROPERTIES, LLC, hereinafter called LESSOR, and PETALS DECORATIVE ACCENTS, LLC hereinafter called LESSEE.

WITNESSETH

That for and in consideration of the provisions hereof, LESSOR hereby leases to LESSEE a warehouse building consisting of approximately 75,000 square feet, located at 1035 Freed White Blvd., Portland, Tennessee 37148, together with the paved parking area located immediately adjacent to said building. Said property is referred to herein as "premises" or "property". This said lease is made on the following terms and conditions:

I. TERM AND EXTENSION THEREOF

This triple net lease is for the term of three (3) years commencing on the 1st day of August 2006 and ending on the 30th day of July 2009. LESSEE shall give LESSOR a minimum of sixty (60) days notice of its intent to renew lease for another three year term. LESSEE has two-3 year options to renew at the same terms and conditions, except that the rent payable shall be adjusted for cost of living (CPI) increases for each year beyond the initial lease term.

II. RENT

The rent payable for said property shall be Two Hundred Forty-Three Thousand Seven Hundred Fifty Dollars ($243,750.00) per year, payable in monthly installments of Twenty Thousand Three Hundred Twelve Dollars and Fifty ($20,312.50) Cents each, in advance with the first installment due on August 1, 2006 and thereafter payable on the 1st day of each month at a place designated by LESSOR. LESSEE shall pay a late fee often percent (10%) of any rent received by LESSOR more than ten (10) calendar days after due date.

III. USE AND MAINTENANCE OF PREMISES BY LESSEE

The premises shall be used as a warehouse and operations facility. LESSEE shall perform only routine maintenance on the premises and shall repair any damage done to the premises occasioned by use and occupancy by LESSEE. LESSEE shall keep the premises in a safe and sanitary manner. No refuse, unsightly

materials, equipment (other than that equipment utilized to conduct its normal business operations), vehicles (other than material handling equipment and trailers), dangerous or hazardous materials shall be placed in or on the property. At the end of the lease term LESSEE shall, at its sole expense, remove all its property from the premises. Should LESSEE fail to remove its said property, then LESSOR may remove same at the expense of LESSEE. LESSEE shall dispose of all trash and refuse generated on the property, shall not allow the property to become a detriment to the area where the property is located and shall abide by all government rules and regulations related to the use of the property. LESSEE shall be responsible for payment of all utilities used in the premises.

IV.
ALTERATIONS

After LESSOR completes all agreed "build-outs", LESSEE shall make no changes or alterations in the premises, including the parking area, without the written consent of LESSOR, which consent shall not be unreasonably withheld. Any installations made by LESSEE on the premises with the approval of LESSOR which cannot be removed without injury to the property shall remain with the property at the end of the lease term or any extension thereof, unless LESSOR shall require removal and restoration. Such installations shall not apply to racking and conveyor systems, which shall be installed and removed by LESSEE at its sole cost and expense.

V.
REPAIRS

LESSEE shall keep the roof and walls in a reasonable state of repair. LESSOR shall not be liable for any loss or injury to LESSEE unless such loss or injury occurred as a result of the negligence of LESSOR. LESSEE shall be responsible for day-to-day maintenance of the building and premises. LESSOR shall not be responsible for any repairs or maintenance after completion of agreed upon build-outs.

VI.
INSURANCE AND INDEMNITY AND TAXES

LESSEE shall maintain general public liability insurance with LESSOR as a named additional insured on the premises with a total damage limit not less than One Million Dollars ($1,000,000.00). LESSEE shall also maintain property insurance to cover all perils for the full value of the building estimated to be 1.5 million dollars ($1,500,000). LESSOR shall be named as additional insured and/or any Bank or Mortgage company that LESSOR specifies. LESSEE shall further hold LESSOR harmless for all purposes related to

LESSEE'S use and occupancy of the premises. The parties shall carry such additional insurance coverage as each deems appropriate on its premises. LESSEE shall pay taxes levied on the real estate and building by the due date. LESSEE shall pay the taxes levied on the business and personal property of LESSEE located in the premises.

VII.
QUIET ENJOYMENT AND RIGHT TO ENTER

LESSOR agrees that so long as LESSEE shall pay all sums payable hereunder, LESSEE shall have the quiet and peaceful enjoyment of said premises. LESSOR reserves the right to inspect the property at reasonable times with reasonable advance notice and to post "for sale" signs or "for rent" signs during the last ninety (90) days of the lease term or any extension thereof so long as the posting of such signs does not interfere with the conduct of LESSEE'S business.

VIII.
SUB-LEASE

LESSEE shall not assign this lease or sub-lease the property without the consent of LESSOR. Consent shall not be unreasonably withheld. LESSEE shall not be released from its obligations under this lease in the event of assignment or sub-lease, unless LESSOR shall give a release in writing.

IX.
SUBORDINATION

If any mortgagee so requests, this lease shall be subject and subordinate to mortgages or deeds of trust covering the premises, provided that a non-disturbance agreement exists, whereby if LESSEE shall pay all sums due hereunder and otherwise abide by all the terms of this lease, LESSEE shall not be disturbed.

X.
NON-PAYMENT OF RENT, ETC.

Should the LESSEE at any time violate any of the conditions of this lease or fail to pay the rent, as stipulated, or upon the adjudication of LESSEE in bankruptcy, the appointment of a receiver for LESSEE, or the filing of bankruptcy, receivership by the LESSEE, or upon LESSEE'S insolvency, and should such violation continue for a period often (10) days after written notice has been given to LESSEE at the notice address herein contained, LESSOR shall have, to the extent possible under applicable law, the option either, at once, to demand the entire rent for the whole term, or to immediately cancel this lease, without putting LESSEE in default, and LESSEE will remain responsible for all damages or

losses suffered by LESSOR. LESSEE hereby assents hereto and expressly waives the legal notices to vacate the premises. Should an agent or attorney be employed to enforce or protect any claim of either party arising under this lease, the violating party shall pay such sum as will constitute a reasonable fee for such agent or attorney, together with all reasonable costs, charges, and expenses.

Failure to strictly and promptly enforce any terms and conditions hereof shall not operate as a waiver of LESSOR'S right to always enforce prompt payment of rent, or to cancel this lease, regardless of any indulgences or extensions previously granted. The receiving by LESSOR or LESSOR'S representative of any rent in arrears, or after notice or institution of any suit for possession, or for cancellation of this lease, shall not be considered a waiver of such notice or suit, or of any of the rights of LESSOR.

XI.
FIRE OR CASUALTY

Should the premises be destroyed by fire or any other casualty to the extent it cannot be used by LESSEE, either party may terminate the lease effective the date occupancy ceases and LESSEE shall have no responsibility for payment of rent after the date of such termination. LESSOR shall have no obligation to restore the premises. In the event that the premises is damaged and LESSEE continues to occupy all or a portion of the premises, LESSOR shall repair, or have repaired, the damaged portion to its original condition, reasonable wear and tear excepted, as soon as reasonably possible and LESSEE shall be responsible for paying rent only on the undamaged portion of the premises.

XII.
EMINENT DOMAIN

If the property shall be condemned for public or quasi-public purposes, this lease shall terminate, with LESSOR to receive the total award for the real estate and building, and LESSEE to receive any award for loss of the lease.

XIII.
LEASEHOLD IMPROVEMENTS

LESSOR agrees to make the leasehold improvements required by the LESSEE (see Exhibit 1 attached hereto) and shall conform to the specifications enumerated in Exhibit 2. The cost of these improvements is included in the base monthly rent, as provided in Section II of this lease agreement.

Executed on the date first above written.

LESSOR	LESSEE
SMITH & CHEYNNE PROPERTIES, LLC	PETALS DECORATIVE ACCENTS, LLC
By: [signature]	By: [signature]
Title: General Manger	
Address for Notices:	Address for Notices:
813 North Broadway	90 Grove Street, Suite 206
Portland, TN. 37148	Ridgefield, CT 06877

STATE OF TENNESSEE

COUNTY OF Sumner

Before me, the undersigned Notary Public of the state and county aforesaid, personally appeared OSCAR SMITH, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged himself to be the Chief Manager of SMITH & CHEYNNE PROPERTIES, LLC, the within named bargainor, a limited liability company, and that he as such General Manager, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as General Manager.

WITNESS my hand and seal at office this 25th day of ~~May~~ July 2006.

[signature]
NOTARY PUBLIC

My Commission Expires:
March [illegible]

SHIRLEY M. GREGORY NOTARY [illegible] LARGE SUMNER CO., TENNESSEE

STATE OF Tennessee

COUNTY OF Sumner

Before me, the undersigned Notary Public of the state and county aforesaid, personally appeared Steve Hieber, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be C.F.O. of PETALS DECORATIVE ACCENTS, LLC, the within named bargainer, and that he as such C.F.O.

Executed the foregoing instrument for the purpose therein contained.

WITNESS my hand and seal at office this 25th day of July, 2006.

Shirley M. Gregory
NOTARY PUBLIC

My Commission Expires:
March 2009

SHIRLEY M. GREGORY
SUMNER CO., TENNESSEE

ADDENDUM #1 TO LEASE AGREEMENT

This Addendum #1 to Lease Agreement is entered into on the day of May, 2006, by and between SMITH & CHEYNNE PROPERTIES, LLC ("Lessor") and PETALS DECORATIVE ACCENTS, LLC ("Lessee").

WHEREAS, the parties have previously entered into a Lease Agreement dated 5/26/2006 for a warehouse building consisting of approximately 75,000 square feet in Portland Tennessee, and

WHEREAS, Lessor has agreed to provide additional office space of approximately 2,700 square feet at a cost of EIGHTY ONE THOUSAND DOLLARS ($81,000.00), which will be amortorized over 36 months as additional rental

NOW THEREFORE, in consideration of the provisions hereof, the parties modify the original Lease Agreement as follows:

1. Lessor shall construct additional office space of approximately 2,700 square feet.

2. Lessee shall pay the cost of the construction of EIGHTY ONE THOUSAND DOLLARS ($81,000.00) as additional rent, in monthly payments, including interest at nine (9%) percent, of TWO THOUSAND FIVE HUNDRED SEVENTY FIVE DOLLARS AND SEVENTY EIGHT CENTS ($2,575.78), beginning on August 1, 2006, and on the first of each month thereafter for a total of thirty six (36) months.

3. The rent set forth in Item II. of the Lease Agreement shall begin on August 1, 2006, rather than July 1, 2006, to provide adequate time to complete the construction.

All other provisions of the Lease Agreement not changed herein shall remain in full force and effect.

LESSOR	LESSEE
SMITH & CHEYNNE PROPERTIES, LLC	PETALS DECORATIVE ACCENTS, LLC
By: Oscar Smith	By: [signature]
Title: General Manger	Title: CFO 7-17-06